                                                     Registration No.  033-63911
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                       --------------------------------
                              AMENDMENT NO. 1 TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933

                        -------------------------------

                              NORWEST CORPORATION
            (Exact name of registrant as specified in its charter)

            Delaware                                    41-0449260
  (State or other jurisdiction of                    (I.R.S. Employer
   incorporation or organization)                   Identification No.)

                                 Norwest Center
                              Sixth and Marquette
                       Minneapolis, Minnesota  55479-1000
                                  612-667-1234

              (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                      ------------------------------------

                               Stanley S. Stroup
                  Executive Vice President and General Counsel
                              Norwest Corporation
                                 Norwest Center
                              Sixth and Marquette
                       Minneapolis, Minnesota  55479-1026
                                  612-667-8858
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)
                                   Copies to:
                               Mary E. Schaffner
                              Norwest Corporation
                                 Norwest Center
                              Sixth and Marquette
                       Minneapolis, Minnesota  55479-1026

                       --------------------------------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: From time to time after the effective date of this Registration
Statement.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

   If the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]


================================================================================

-------------------------------------------------------------------------
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.
----------------------------------------------------------------------------

PROSPECTUS
                              NORWEST CORPORATION

                               428,000 SHARES OF
                                  COMMON STOCK
                               (PAR VALUE $1 2/3)

     This Prospectus pertains to an offering from time to time of 428,000 shares of Common Stock (par value $1 2/3) (the "Common Stock") of Norwest Corporation ("Norwest") held by stockholders (the "Selling Stockholders") who received the shares in exchange for shares of Valley-Hi Investment Company, a corporation formed under the laws of the State of Texas ("Valley-Hi ") and Valley-Hi National Bank, a national banking association (the "Bank") located in San Antonio, Texas, in connection with the acquisition of Valley-Hi and the Bank on August 1, 1995 (the "Acquisition"). See "SELLING STOCKHOLDERS." Norwest will not receive any proceeds from the sale of the shares of Common Stock covered by this Prospectus. Norwest has agreed to pay certain registration expenses in connection with this offering (excluding brokerage commissions) estimated at approximately $20,000.

     The distribution and sale of the shares offered hereby is subject to the provisions of an Investment Agreement dated as of July 31, 1995 among Norwest and the Selling Stockholders (collectively, the "Investment Agreement"). The Investment Agreement requires, among other things, that any distribution of the shares (defined as a "Transfer" in the Investment Agreement) to the public be made in an "ordinary trading transaction." An "ordinary trading transaction" is defined in the Investment Agreement as a sale of the shares on a nationally-recognized securities exchange using the services of a broker-dealer registered in the state where the Transfer is to occur, and without the use of special selling efforts or methods. The Investment Agreement further prohibits any distribution of the shares by means of an option or other derivative securities transaction, whether or not effected on an option or other securities exchange. The Investment Agreement also sets forth transfer requirements with respect to the transfer of the shares of Common Stock offered hereby, including a requirement that a Selling Stockholder provide Norwest with prior notice of any proposed transfer of the shares and in certain cases, an opinion of counsel. Subject to the terms of the Investment Agreement, the distribution of the shares by the Selling Stockholders may be effected from time to time, in one or more transactions on the New York Stock Exchange or otherwise, in special offerings, exchange distributions or secondary distributions pursuant to and in accordance with the rules of the New York Stock Exchange, in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Selling Stockholders may effect such transactions by selling shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from Selling Stockholders and/or purchasers of shares for whom they may act as agent (which compensation may be in excess of customary
commissions).    See "SELLING STOCKHOLDERS--Investment Agreement" and "PLAN of
DISTRIBUTION."


     The Common Stock is traded on the New York Stock Exchange and on the Chicago Stock Exchange under the symbol NOB. On December __, 1995, the closing price for the Common Stock on the New York Stock Exchange was $______.

                       PROSPECTUS DATED DECEMBER __, 1995


     As a bank holding company, Norwest is subject to regulation under various federal banking laws. See "CERTAIN REGULATORY MATTERS."

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR
REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY NORWEST.
 THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN
  OFFER TO PURCHASE, NORWEST'S COMMON STOCK OFFERED BY THIS PROSPECTUS IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE
  SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE
 ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF NORWEST SINCE
                          THE DATE OF THIS PROSPECTUS.

     THE SHARES OF NORWEST'S COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR NONBANK SUBSIDIARY OF NORWEST AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.

                           _________________________

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
                 NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
         OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                          ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ________________________

                               TABLE OF CONTENTS

Available Information...............  2  Selling Stockholders.......   8
Incorporation of Certain Documents..     Plan of Distribution.......  12
   by Reference.....................  2  Description of Common Stock  12
Norwest Corporation.................  3  Legal Opinion..............  15
Certain Regulatory Matters..........  3  Experts....................  15

                             AVAILABLE INFORMATION

     Norwest is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information concerning Norwest can be inspected and copied at the Commission's public reference room located at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the public reference facilities in the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. Reports, proxy statements and other information filed by Norwest with the New York Stock Exchange and the Chicago Stock Exchange may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, and at the offices of the Chicago Stock Exchange, One Financial Place, 440 South LaSalle Street, Chicago, Illinois 60605.

     This Prospectus does not contain all of the information set forth in the Registration Statement on Form S-3 and exhibits thereto (the "Registration Statement") covering the securities offered hereby which Norwest has filed with the Commission. Certain portions of the Registration Statement have been omitted pursuant to the rules and regulations of the Commission. Reference is hereby made to such omitted portions for further information with respect to Norwest and the securities offered hereby.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. DOCUMENTS RELATING TO NORWEST, EXCLUDING EXHIBITS UNLESS SPECIFICALLY INCORPORATED THEREIN, ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST TO LAUREL A. HOLSCHUH, SECRETARY, NORWEST CORPORATION, NORWEST CENTER, SIXTH AND MARQUETTE, MINNEAPOLIS, MINNESOTA 55479-1026, TELEPHONE (612) 667-8655.


     The following documents filed with the Commission by Norwest (File No. 1-
2979) are incorporated by reference in, and made a part of, this Prospectus: (i) Annual Report on Form 10-K for the year ended December 31, 1994; (ii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995, and September 30, 1995 and (iii) Current Reports on Form 8-K dated January 9, 1995, January 27, 1995, February 17, 1995, April 21, 1995, July 3, 1995, September 13,
1995, October 4, 1995 and November 1, 1995.

     All documents filed by Norwest pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of the shares offered hereby shall be deemed to be incorporated herein by reference and to be a part hereof from the date of such filing. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.


                              NORWEST CORPORATION

     Norwest Corporation ("Norwest") is a diversified financial services company which was organized under the laws of Delaware in 1929 and is registered under the Bank Holding Company Act of 1956, as amended (the "BHCA"). As a diversified financial services organization, Norwest operates through subsidiaries engaged in banking and in related businesses. Norwest provides retail, commercial, and corporate banking services to its customers through banks located in Arizona, Texas, Illinois, Indiana, Iowa, Minnesota, Montana, Nebraska, New Mexico, North Dakota, Ohio, South Dakota, Texas, Wisconsin, and Wyoming. Norwest provides additional financial services to its customers through subsidiaries engaged in various businesses, principally mortgage banking, consumer finance, equipment leasing, agricultural finance, commercial finance, securities brokerage and investment banking, insurance, computer and data processing services, trust services, and venture capital investments.


     At September 30, 1995, Norwest had consolidated total assets of $71.4 billion, total deposits of $39.7 billion, and total stockholders' equity of $4.9 billion. Based on total assets at September 30, 1995, Norwest was the 11th largest commercial banking organization in the United States.

     Norwest regularly explores opportunities for possible acquisitions of financial institutions and related businesses. In connection with many of its completed acquisitions, Norwest has issued its Common Stock to the shareholders of the acquired entities and can be expected to continue to do so in the future. Generally, Norwest does not expect to make any public announcement about any acquisition opportunity until a definitive agreement has been signed.

     Norwest's principal executive offices are located at Norwest Center, Sixth and Marquette, Minneapolis, Minnesota 55479, and its telephone number is (612) 667-1234. As used in this Prospectus, the term "Norwest" means Norwest and its subsidiaries.

     Additional information concerning Norwest is included in Norwest's documents incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                       CERTAIN REGULATORY CONSIDERATIONS

GENERAL


     As a bank holding company, Norwest is subject to supervision and examination by the Federal Reserve Board. Norwest's banking subsidiaries are subject to supervision and examination by applicable federal and state banking agencies. The deposits of Norwest's banking subsidiaries are insured by the Bank Insurance Fund ("BIF") of the Federal Deposit Insurance Corporation ("FDIC"), except for those deposits attributable to certain savings associations previously acquired by Norwest, which are insured by the Savings Association Insurance Fund ("SAIF") of the FDIC. Consequently, such banking subsidiaries are subject to regulation by the FDIC. In addition to the impact of regulation, commercial banks are affected significantly by the actions of the Federal Reserve Board as it attempts to control the money supply and credit availability in order to influence the economy.

DIVIDEND RESTRICTIONS


     Various federal and state statutes and regulations limit the amount of dividends the subsidiary banks can pay to Norwest without regulatory approval. The approval of the Office of the Comptroller of the Currency (the "OCC") is required for any dividend by a national bank if the total of all dividends declared by the bank in any calendar year would exceed the total of its net profits, as defined by regulation, for that year combined with its retained net profits for the preceding two years less any required transfers to surplus or a fund for the retirement of any preferred stock. In addition, a national bank may not pay a dividend in an amount greater than its net profits then on hand after deducting its losses and bad debts. For this purpose, bad debts are defined to include, generally, loans which have matured and are in arrears with respect to interest by six months or more, other than such loans which are well secured and in the process of collection. Under these provisions Norwest's national bank subsidiaries could have declared, as of September 30, 1995, aggregate dividends of at least $270.7 million without obtaining prior regulatory approval and without reducing the capital of the banks below minimum regulatory levels. Norwest also has several state bank subsidiaries that are subject to state regulations limiting dividends; however, the amount of dividends payable by Norwest's state bank subsidiaries, with or without state regulatory approval, would represent an immaterial contribution to Norwest's revenues.

     If, in the opinion of the applicable regulatory authority, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the bank, could include the payment of dividends), such authority may require, after notice and hearing, that such bank cease and desist from such practice. The Federal Reserve Board, the OCC, and the FDIC have issued policy statements which provide that FDIC-insured banks and bank holding companies should generally pay dividends only out of current operating earnings.

HOLDING COMPANY STRUCTURE

     Norwest is a legal entity separate and distinct from its banking and nonbanking subsidiaries. Accordingly, the right of Norwest, and thus the rights of Norwest's creditors, to participate in any distribution of the assets or earnings of any subsidiary is necessarily subject to the prior claims of creditors of such subsidiary, except to the extent that claims of Norwest in its capacity as a creditor may be recognized. The principal sources of Norwest's revenues are dividends and fees from its subsidiaries.

     Norwest's banking subsidiaries are subject to restrictions under federal law which limit the transfer of funds by the subsidiary banks to Norwest and its nonbank subsidiaries, whether in the form of loans, extensions of credit, investments, or asset purchases. Such transfers by any subsidiary bank to Norwest or any nonbank subsidiary are limited in amount to 10% of the bank's capital and surplus and, with respect to Norwest and all such nonbank subsidiaries, to an aggregate of 20% of such bank's capital and surplus. Furthermore, such loans and extensions of credit are required to be secured in specified amounts.

     The Federal Reserve Board has a policy to the effect that a bank holding company is expected to act as a source of financial and managerial strength to each of its subsidiary banks and to commit resources to support each such subsidiary bank. This support may be required at times when Norwest may not have the resources to provide it. Any capital loans by Norwest to any of the subsidiary banks are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank. In addition, the Crime Control Act of 1990 provides that in the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

     A depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989, in connection with (i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to a commonly controlled FDIC-insured depository institution in danger of default. "Default" is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a "default" is likely to occur in the absence of regulatory assistance.

     Federal law (12 U.S.C. (S)55) permits the OCC to order the pro rata assessment of shareholders of a national bank whose capital stock has become impaired, by losses or otherwise, to relieve a deficiency in such national bank's capital stock. This statute also provides for the enforcement of any such pro rata assessment of shareholders of such national bank to cover such impairment of capital stock by sale, to the extent necessary, of the capital stock of any assessed shareholder failing to pay the assessment. Similarly, the laws of certain states provide for such assessment and sale with respect to banks chartered by such states. Norwest, as the sole shareholder of most of its subsidiary banks, is subject to such provisions.

CAPITAL REQUIREMENTS


     Under the Federal Reserve Board's risk-based capital guidelines for bank holding companies, the minimum ratio of total capital to risk-adjusted assets (including certain off-balance sheet items, such as stand-by letters of credit) is 8%. At least half of the total capital is to be comprised of common stock, minority interests, and noncumulative perpetual preferred stock ("Tier 1 capital"). The remainder ("Tier 2 capital") may consist of hybrid capital instruments, perpetual debt, mandatory convertible debt securities, a limited amount of subordinated debt, other preferred stock, and a limited amount of the allowance for credit losses. In addition, the Federal Reserve Board's minimum "leverage ratio" (the ratio of Tier 1 capital to quarterly average total assets) guidelines for bank holding companies provide for a minimum leverage ratio of 3% for bank holding companies that meet certain specified criteria, including that they have the highest regulatory rating. All other bank holding companies are required to maintain a leverage ratio of 3% plus an additional cushion of 1% to 2%. The guidelines also provide that banking organizations experiencing internal growth or making acquisitions are expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. Furthermore, the guidelines indicate that the Federal Reserve Board will continue to consider a "tangible Tier 1 leverage ratio" in evaluating proposals for expansion or new activities. The tangible Tier 1 leverage ratio is the ratio of a banking organization's Tier 1 capital, less all intangibles, to total assets, less all intangibles. Each of Norwest's banking subsidiaries is also subject to capital requirements adopted by applicable regulatory agencies which are substantially similar to the foregoing. At September 30, 1995, Norwest's Tier 1 and total capital (the sum of Tier 1 and Tier 2 capital) to risk-adjusted assets ratios were 8.01% and 10.10%, respectively, and Norwest's leverage ratio was 5.74%. Neither Norwest nor any subsidiary bank has been advised by the appropriate federal regulatory agency of any specific leverage ratio applicable to it.

     As a result of a federal law enacted in 1991 that required each federal banking agency to revise its risk-based capital standards to ensure that those standards take adequate account of interest rate risk, concentration of credit risk and the risks of nontraditional activities, each of the federal banking agencies has revised the risk-based capital guidelines described above to take account of concentration of credit risk and risk of nontraditional activities. In addition, the Federal Reserve Board, the FDIC and the OCC recently adopted a new rule that amends, effective September 1, 1995, the capital standards to include explicitly a bank's exposure to declines in the economic value of its capital due to changes in interest rates as a factor to be considered in evaluating a bank's interest rate exposure. Such agencies have issued for comment a joint policy statement that describes the process to be used to measure and assess the exposure of a bank's net economic value to changes in interest rates. These agencies have indicated that in the second step of this regulation process they intend to issue a proposed rule that would propose to establish an explicit minimum capital charge for interest rate risk based on the level of a bank's measured interest rate exposure. The agencies intend to implement the second step after the agencies and the banking industry have had more experience with the proposed supervisory and measurement process. Neither Norwest or Canton believes that these recent proposals and revisions to the capital guidelines will materially impact its operations.

FEDERAL DEPOSIT INSURANCE CORPORATION IMPROVEMENT ACT OF 1991

     In December 1991, Congress enacted the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), which substantially revised the bank regulatory and funding provisions of the Federal Deposit Insurance Act and makes revisions to several other federal banking statutes. Among other things, FDICIA requires the federal banking regulators to take "prompt corrective action" in respect of FDIC-insured depository institutions that do not meet minimum capital requirements. FDICIA establishes five capital tiers: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." Under applicable regulations, an FDIC-insured depository institution is defined to be well capitalized if it maintains a leverage ratio of at least 5%, a risk-adjusted Tier 1 capital ratio of at least 6%, and a risk-adjusted total capital ratio of at least 10%, and is not subject to a directive, order, or written agreement to meet and maintain specific capital levels. An insured depository institution is defined to be adequately capitalized if its meets all of its minimum capital requirements as described above. An insured depository institution will be considered undercapitalized if it fails to meet any minimum required measure, significantly undercapitalized if it has a risk-adjusted total capital ratio of less than 6%, risk-adjusted Tier 1 capital ratio of less than 3%, or a leverage ratio of less than 3%, and critically undercapitalized if it fails to maintain a level of tangible equity equal to at least 2% of total assets. An insured depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

     FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. Undercapitalized depository institutions are subject to a wide range of limitations on operations and activities, including growth limitations, and are required to submit a capital restoration plan. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. In addition, for a capital restoration plan to be acceptable, the depository institution's parent holding company must guarantee that the institution will comply with such capital restoration plan. The aggregate liability of the parent holding company is limited to the lesser of (i) an amount equal to 5% of the depository institution's total assets at the time it became undercapitalized and (ii) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all capital standards applicable with respect to such institution as of the time it fails to comply with the plan. If a depository institution fails to submit an acceptable plan, it is treated as if it were significantly undercapitalized.

     Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets, and cessation of receipt of deposits from correspondent banks. Critically undercapitalized institutions are subject to the appointment of a receiver or conservator.

     FDICIA, as amended by the Reigle Community Development and Regulatory Improvement Act of 1994 enacted on August 22, 1994, directs that each federal banking agency prescribe standards, by regulation or guideline, for depository institutions relating to internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, asset quality, earnings, stock valuation, and such other operational and managerial standards as the agency deems appropriate. The FDIC, in consultation with the other federal banking agencies, has adopted a final rule and guidelines with respect to internal and external audit procedures and internal controls in order to implement those provisions of FDICIA intended to facilitate the early identification of problems in financial management of depository institutions. On July 10, 1995, the federal banking agencies published the final rules implementing three of the safety and soundness standards required by FDICIA, including operational and managerial standards, asset quality and earnings standards, and compensation standards. The impact of such standards on Norwest has not yet been fully determined, but management does not believe it to be material.

     FDICIA also contains a variety of other provisions that may affect the operations of Norwest, including new reporting requirements, revised regulatory standards for real estate lending, "truth in savings" provisions, and the requirement that a depository institution give 90 days' notice to customers and regulatory authorities before closing any branch.


     Under other regulations promulgated under FDICIA a bank cannot accept brokered deposits (that is, deposits obtained through a person engaged in the business of placing deposits with insured depository institutions or with interest rates significantly higher than prevailing market rates) unless (i) it is well capitalized or (ii) it is adequately capitalized and receives a waiver from the FDIC. A bank that cannot receive brokered deposits also cannot offer "pass-through" insurance on certain employee benefit accounts, unless it provides certain notices to affected depositors. In addition, a bank that is adequately capitalized and that has not received a waiver from the FDIC may not pay an interest rate on any deposits in excess of 75 basis points over certain prevailing market rates. There are no such restrictions on a bank that is well capitalized. At September 30, 1995, all of Norwest's banking subsidiaries were well capitalized and therefore were not subject to these restrictions.

FDIC INSURANCE


     Each BIF member institution pays FDIC insurance premiums based on the institution's annual assessment rate assigned to it by the FDIC. The assessment rate is based on the institution's capitalization risk category and "supervisory subgroup." An institution's capitalization risk category is based on the FDIC's determination of whether the institution is well capitalized, adequately capitalized or less than adequately capitalized. An institution's supervisory subgroup is based on the FDIC's assessment of the financial condition of the institution and the probability that FDIC intervention or other corrective action will be required. Subgroup A institutions are financially sound institutions with few minor weaknesses; Subgroup B institutions are institutions that demonstrate weaknesses which, if not corrected, could result in significant deterioration; and Subgroup C institutions are institutions for which there is a substantial probability that the FDIC will suffer a loss in connection with the institution unless effective action is taken to correct the areas of weakness. For the 1995 calendar year, the assessment rate ranges from 4 cents per $100 of domestic deposits (for well capitalized Subgroup A institutions) to 31 cents (for undercapitalized Subgroup C institutions). Norwest's subsidiary banks have been assigned an assessment rate of 4 cents per $100 of domestic deposits for the 1995 calendar year. The FDIC announced recently that, for well capitalized Subgroup A institutions, it would eliminate insurance premiums altogether for the 1996 calendar year. Norwest incurred $79.2 million of FDIC insurance expense in 1994 and, as of September 30, 1995, had received $20.6 million in FDIC insurance premium refunds.

     Deposits insured by SAIF held by Norwest bank subsidiaries as a result of previous savings association acquisitions by Norwest continue to be assessed at the applicable SAIF insurance premium rate. Current federal law provides that the SAIF assessment rate may not be less than 0.18% from January 1, 1994 through December 31, 1997. After December 31, 1997, the SAIF assessment rate must be a rate determined by the FDIC to be appropriate to increase the SAIF's reserve ratio to 1.25% of insured deposits or such higher percentage as the FDIC determines to be appropriate, but the assessment rate may not be less than 0.15%. In order to mitigate the potential effects of a BIF/SAIF premium disparity, Congress recently proposed legislation that would, among other things, recapitalize the SAIF by imposing a special one-time assessment on SAIF deposits. The proposed legislation also contemplates the merger of the BIF and the SAIF into one insurance fund after the SAIF is recapitalized. As a result of such pending legislation and to provide for such special assessment when and if imposed, Norwest has established a reserve of $23.5 million based on an estimated insurance premium rate of 66 cents per $100 of insured deposits, which reserve has been funded primarily by the refund of BIF insurance premiums. The effect of this legislation, if adopted, is not anticipated to be material to Norwest.

                              SELLING STOCKHOLDERS

GENERAL


     The following table sets forth certain information with respect to the beneficial ownership of Norwest's Common Stock as of August 1, 1995 (the effective date of Norwest's acquisition of Valley-Hi) by each of the Selling Stockholders who may offer shares for sale by this Prospectus (referred to herein individually as a "Selling Stockholder" and collectively as the "Selling Stockholders").

                                          SHARES BENEFICIALLY OWNED
                                            PRIOR TO OFFERING AND
                NAME (1)                   TO BE OFFERED HEREBY (2)
                --------                  -------------------------
   Ray Ellison Trust Number One                    364,254 (3)
   John H. (Jack) Willome                           27,410
   Jack E. Biegler                                  18,168
   Jack Robinson                                    18,168
   All Selling Stockholders
     as a group (4 persons)                        428,000

--------------------------

(1) The trust and persons named as Selling Stockholders in the above table held all of the outstanding stock of Valley-Hi and the Bank prior to the Acquisition. Except as may be otherwise indicated in the footnotes to the above table, the Selling Stockholders have sole voting and investment power with respect to the shares of Norwest Common Stock shown above opposite their respective names.

(2) The shares of Norwest Common Stock owned by the Selling Stockholders named above include 23,000 shares (the "Escrowed Shares") deposited in escrow pursuant to an Escrow Agreement dated as of July 31, 1995 to provide for the indemnification of Norwest and its affiliates, including Valley-Hi and the Bank, against certain potential federal tax liabilities that may arise subsequent to Norwest's acquisition of Valley-Hi and the Bank pursuant to a related Tax Indemnification Agreement also dated July 31, 1995 to which the Selling Stockholders are also parties. See "Certain Relationships and Transactions--Tax Indemnification Agreement" below. The number of shares of Norwest Common Stock owned by each of the Selling Stockholders held in escrow pursuant to the Escrow Agreement are as follows: Ray Ellison Trust Number One -- 19,578 shares; John H. (Jack) Willome -- 1,472 shares; Jack E. Biegler -- 975 shares; and Jack Robinson -- 975 shares. The Selling Stockholders hold sole voting power and have the right to receive all cash dividends with respect to the Escrowed Shares registered in their respective names. Until distribution of the Escrowed Shares occurs pursuant to the Escrow Agreement, the Selling Stockholders cannot dispose of the Escrowed Shares.

(3) Ray Ellison Trust Number One ("Ellison Trust No. 1"), is a revocable, inter vivos trust, the grantor and sole beneficiary of which is Ray Ellison. The trustees of the Ellison Trust No. 1 are three individuals, one of whom is Bonnie Ellison, the adult daughter of Mr. Ellison. The trustees share voting power with respect to the shares of Norwest Common Stock held by the Ellison Trust No. 1.

    By virtue of his power to revoke the trust, Mr. Ellison may be considered to share investment power with respect to the shares of Norwest Common Stock held by the Ellison Trust No. 1 and offered hereby, and may thus be deemed to share beneficial ownership of such shares with the trust and to be considered a Selling Stockholder hereunder with the Ellison Trust No. 1.

    As described more fully below under the heading, "Investment Agreement-- Distribution and Transfer Restrictions," the Ellison Trust No. 1 may assign its rights to transfer its shares of Norwest Common Stock offered hereby without restriction to Mr. Ellison as its sole beneficiary, or to "Ray Ellison Trust Number 2," a related trust ("Ellison Trust No. 2") (collectively, the "Ellison Trusts") and its beneficiaries. As currently structured, in the event of Mr. Ellison's death, the shares of Norwest Common Stock shown above as held by Ellison Trust No. 1 would be transferred by will to Ellison Trust No. 2, the primary beneficiaries of which are Bonnie Ellison and Ray Ellison, Jr., Mr. Ellison's adult son. As a result, such transferees effectively would be substituted for Ellison Trust No. 1 as Selling Stockholders, and be permitted to sell any shares so transferred pursuant this Prospectus and the more favorable transfer restrictions under the Investment Agreement applicable only to the shares held by Ellison Trusts.

INVESTMENT AGREEMENT

     In connection with the Acquisition of Valley-Hi and the Bank by Norwest, the Selling Stockholders entered into the Investment Agreement with Norwest, pursuant to which the shares offered and sold by the Selling Stockholders hereby were issued. Under the terms of the Investment Agreement, Norwest agreed to register the shares to be issued to the Selling Stockholders in the Acquisition for re-sale to the public pursuant to the Securities Act of 1933 (the "Securities Act") and the Selling Stockholders jointly and severally agreed that they would not directly or indirectly offer, sell, pledge or transfer or otherwise dispose of (or solicit any offers to buy, purchase, or otherwise acquire or pledge) any of such shares, except in compliance with the Investment Agreement, the Securities Act, and the rules and regulations promulgated thereunder. As described more fully under the heading "Distribution and Transfer Requirements" and "Assignment" below, the Investment Agreement contains provisions relating to, among other matters, the manner in which shares may be distributed, procedures which must be followed by a Selling Stockholder in connection with any proposed sale or other transfer of the shares of Norwest Common Stock acquired pursuant to the Investment Agreement and any assignment of such rights under the Investment Agreement.

     Distribution and Transfer Requirements. The Investment Agreement provides that any distribution of the shares (defined as a "Transfer" in the Investment Agreement) to the public be made in an "ordinary trading transaction." An "ordinary trading transaction" is defined in the Investment Agreement as a sale of the shares on a nationally-recognized securities exchange using the services of a broker-dealer registered in the state where the transfer is to occur, and without the use of special selling efforts or methods. The Investment Agreement further prohibits a distribution of the shares either to the public or in a transaction exempt from registration under the Securities Act or applicable state securities law by means of an option or other derivative securities transaction, whether or not effected on an option or other securities exchange.

     The Investment Agreement also contains a number of transfer requirements with respect to the shares applicable for a period of two years after the issuance of the shares. Norwest has the right to refuse to transfer any shares sold by a Selling Stockholder pursuant to the Investment Agreement and this prospectus if such Selling Stockholder does not comply with the transfer procedures set forth in the Investment Agreement. Under these requirements, each Selling Stockholder must provide five business days written notice (referred to in the Investment Agreement as the "Notice Period") to Norwest of any proposed sale or other transfer of the shares offered by the Selling Stockholders pursuant to this Prospectus. Following receipt of this notice, Norwest must notify the Selling Stockholder proposing to make the transfer of shares by 5:00 p.m., Minneapolis, Minnesota time on the last day of the Notice Period, either that the transfer may occur or that it must be deferred. Any such transfer will be deferred either in order to permit updating of this Prospectus or because Norwest has provided the Selling Stockholder a certificate stating that it would be detrimental to Norwest and its stockholders for the Selling Stockholder to immediately proceed with the proposed transfer. If Norwest provides such certificate, Norwest may defer any proposed transfer for one or more successive 30 day periods. If Norwest does not defer the proposed sale or other transfer, then the Selling Stockholder must complete the proposed sale or transfer by the fifth business day after the end of the Notice Period.


     In addition, the Investment Agreement specifies certain minimums for the Selling Stockholders as to the frequency of Transfers and the number of shares that may be included in any single transfer. Generally, each Selling Stockholder (other than the Ellison Trust No. 1, Ellison Trust No. 2, any successor trusts, certain assignees and/or beneficiaries of such trusts, as described in footnote (3) to the Selling Stockholders' table), may sell or otherwise transfer not less than 2,000 of the shares of Norwest Common Stock held by him per Transfer, with not more than one Transfer to occur every three months in any twelve-month period, beginning on December __, 1995, (the date the registration statement registering the shares offered hereby became effective) and ending on the earlier of either the date all such shares are sold pursuant to this Prospectus or the date such shares may be sold in a public distribution pursuant to Rule 144 of the Securities Act. This period during which Transfers must comply with the terms of the Investment Agreement is referred to as the "Effective Period." During the Effective Period, the Ellison Trusts and any permitted assignee of the Trusts, as a group, and the beneficiaries of Ellison Trust No. 2 individually (if and when any shares that may in the future be held by Ellison Trust Number 2 are distributed to them) may sell or otherwise transfer shares held by them in an amount per Transfer not less than 10,000 shares, with not more than one such Transfer to occur every 45 days. See Footnote (3) to the Selling Stockholder table for information about Ellison Trusts, and the Ellison Trust No. 2 beneficiaries.

     Notwithstanding the limitations on Transfers described in this Prospectus, a Selling Stockholder has the right to transfer his shares during a period commencing on the fifth business day after each date on which Norwest files its annual report on Form 10-K, its quarterly reports on Form 10-Q, or at Norwest's option, current reports on Form 8-K containing certain financial information and ending on the tenth business day following such date, provided that the Selling Stockholder has first given Norwest the written notice described above and Norwest has not exercised its right to defer such transfer by delivering the officer's certificate described above. If a proposed transfer of the shares is to be effected other than by a sale or offer to sell the shares pursuant to this Prospectus as for example, in a transaction not involving a public offering, the notice from the Selling Stockholder must describe the proposed transfer and be accompanied by an opinion of experienced securities counsel acceptable to Norwest with respect to the transfer's compliance with applicable federal and state securities law registration and other requirements. In addition, the Investment Agreement requires the Selling Stockholder to furnish certain documentation to the transfer agent of Norwest's Common Stock as a condition to completing the transfer.

     Assignment. The right of the Selling Stockholders named in this Prospectus to transfer their shares pursuant to the Investment Agreement is generally not assignable by operation of law or otherwise, without Norwest's consent. Such consent is not required, however, in the case of a transfer by bequest, devise, inheritancy, laws of intestacy, or gift, or in the event of a transfer by Ellison Trust No. 1 to its beneficiaries (currently, the sole beneficiary of Ellison Trust No. 1 is Mr. Ellison), or to Ellison Trust No. 2 or to any of its beneficiaries.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

     Indemnification Agreement. As a condition to Norwest's consummation of the Valley-Hi acquisition, Norwest required the Selling Stockholders to enter into an indemnification agreement with Norwest dated as of July 31, 1995, (the "Indemnification Agreement") with respect to certain additional taxes, including interest, penalties and expenses (referred to as a "Tax Loss") that may be owed in the future. Under the terms of the Indemnification Agreement, the Selling Stockholders agreed to indemnify and hold harmless Norwest, its subsidiaries (including Valley-Hi and its affiliates), and their respective successors, directors, officers, employees, and agents from, and to assume liability for any such "Tax Loss" incurred by Norwest and/or Valley-Hi for the tax year in which the Acquisition occurred, up to the maximum value of certain "Escrowed Shares" described below. Norwest has agreed to provide the Selling Stockholders with notice of any tax claim by the Internal Revenue Service which could result in a Tax Loss in a timely manner to allow the Selling Stockholders, with certain limitations, to contest such a claim at their expense (subject to Norwest's right to participate in such a contest).

     In order to provide for a mechanism by which the Selling Stockholders' could satisfy any such indemnification obligation, and also as a condition to the consummation of Norwest's acquisition of Valley-Hi, the Selling Stockholders executed an Escrow Agreement, also dated as of July 31, 1995 (the "Escrow Agreement"). The Escrow Agreement which provides for the escrow with Norwest Bank Minnesota, N.A. as Escrow Agent of the 23,000 Escrowed Shares of Norwest Common Stock received by the Selling Stockholders in the Acquisition until March 15, 1999, unless the Escrowed Shares are earlier distributed upon notice to the Escrow Agent that a Tax Loss or the certain other events specified in the Escrow Agreement have occurred. Under the terms of the Escrow Agreement, the Escrow Agent is instructed, upon its receipt of a notice of a Tax Loss, to distribute to Norwest that number of Escrowed Shares computed by dividing the amount of the Tax Loss by $23.00, and then rounding that number to the nearest whole share.
In the event of a partial distribution of the Escrowed Shares to Norwest, each Selling Stockholder will contribute to such distribution that number of Escrowed Shares computed based its or his proportionate interest in the Escrowed Shares. The Selling Stockholders retain the sole right to vote and receive cash dividends on the Escrowed Shares, but have no power to dispose of all or any part of the Escrowed Shares, until termination of the escrow and distribution to Norwest and the Selling Stockholders of the Escrowed Shares pursuant to the Escrow Agreement. See footnote (2) to the Selling Stockholders' table above for additional information regarding the Escrowed Shares.

     Former Directors and Executive Officers. At the time of the acquisition of Valley-Hi and the Bank by Norwest in August 1995, Jack E. Biegler served as the sole director and president of Valley-Hi. Mr. Biegler resigned his positions as directors and president effective upon the consummation of Norwest's acquisition of Valley-Hi.


                              PLAN OF DISTRIBUTION

     The distribution and sale of the shares is subject to the provisions of the Investment Agreement described above under the heading "SELLING
STOCKHOLDERS--Investment Agreement."   Subject to the Selling Stockholders'
compliance with the transfer and other provisions of the Investment Agreement described above, the distribution of the shares by the Selling Stockholders may be effected from time to time, in one or more transactions on the New York Stock Exchange or otherwise, in special offerings, exchange distributions or secondary distributions pursuant to and in accordance with the rules of the New York Stock Exchange, in the over-the counter market, in negotiated transactions, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Selling Stockholders may effect such transactions by selling shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from Selling Stockholders and/or purchasers of shares for whom they may act as agent (which compensation may be in excess of customary commissions). Selling Stockholders and broker-dealers that participate with Selling Stockholders in the distribution of shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by them and any profit on the resale of shares may be deemed to be underwriting compensation. See "SELLING STOCKHOLDERS--Investment Agreement."

                          DESCRIPTION OF COMMON STOCK

GENERAL


     Norwest's Certificate of Incorporation authorizes the issuance of 500,000,000 shares of Common Stock, par value $1 2/3 per share, 5,000,000 shares of preferred stock, without par value ("Preferred Stock"), and 4,000,000 shares of preference stock ("Preference Stock"). At September 30, 1995, 342,699,461 shares of Common Stock were issued, of which 337,931,133 were outstanding, and 4,768,328 were held as treasury shares, and 2,129,168 shares of Preferred Stock were outstanding, consisting of 1,127,125 shares of 10.24% Cumulative Preferred Stock (the "Norwest Series A Preferred Stock"), 980,000 shares of Cumulative Tracking Preferred Stock (of which 25,000 shares are held by a subsidiary of Norwest), 13,311 shares of ESOP Cumulative Convertible Preferred Stock, and 33,732 shares of 1995 ESOP Cumulative Convertible Preferred Stock. On December 1, 1995, Norwest gave notice to the holders of the Norwest Series A Preferred that the Norwest Series A Preferred would be redeemed by Norwest on January 2, 1996. Holders of the Norwest Series A Preferred Stock have no right to convert such stock into Norwest Common Stock in lieu of such redemption. In addition, 1,250,000 shares of Preferred Stock are reserved for issuance under the Rights Agreement dated as of November 22, 1988, between Citibank, N.A. as Rights Agent, and Norwest (the "Rights Agreement"). Norwest has also authorized for issuance from time to time and registered with the Commission an additional 1,700,000 shares of Preferred Stock. Norwest has also authorized for issuance from time to time and registered or filed for registration with the Commission, pursuant to two universal shelf registration statements, an indeterminate number of securities (the "Shelf Securities") with an aggregate initial offering price, as of the date of this Prospectus, not to exceed $2,350,000,000. The Shelf Securities may be issued as Preferred Stock or as securities convertible into shares of Preferred Stock and Preference Stock or Common Stock. Based on the number of shares of Preferred Stock authorized for issuance under the Norwest Certificate as of June 30, 1995, the maximum number of shares of Preferred Stock, Preference Stock and Common Stock, respectively, that could be issued pursuant to the effective shelf registration statements, when added to shares of Preferred Stock, Preference Stock and Common Stock already reserved for issuance, issued, or outstanding, could not exceed respectively, 5,000,000 shares of Preferred Stock, 4,000,000 shares of Preference Stock, and 500,000,000 shares of Common Stock. All or any portion of the authorized but unissued Preferred Stock or Shelf Securities issuable as Preferred Stock or convertible into Preferred Stock or Common Stock, may be issued by Norwest's Board of Directors without further action by stockholders. Holders of Preferred Stock have certain rights and preferences with respect to dividends and upon liquidation that are superior to those of holders of Common Stock. The relative rights and preferences of any Preferred Stock issued in the future may be established by Norwest's Board of Directors without stockholder action. Although Norwest has no current plans for the issuance of any shares of Preferred Stock, except as disclosed in this Prospectus, such shares, when and if issued, could have dividend, liquidation, voting, and other rights superior to those of the Common Stock.

COMMON STOCK

     Subject to any prior rights of any Preferred Stock then outstanding, holders of Common Stock are entitled to receive such dividends as are declared by Norwest's Board of Directors out of funds legally available for that purpose. For information concerning legal limitations on the ability of Norwest's banking subsidiaries to supply funds to Norwest, see "CERTAIN REGULATORY MATTERS." Subject to the rights, if any, of any Preferred Stock then outstanding, all voting rights are vested in the holders of Common Stock, each share being entitled to one vote. Subject to any prior rights of any Preferred Stock, in the event of liquidation, dissolution, or winding up of Norwest, holders of shares of Common Stock are entitled to receive pro rata any assets distributable to stockholders in respect of shares held by them. Holders of shares of Common Stock do not have any preemptive right to subscribe for any additional securities which may be issued by Norwest. The outstanding shares of Common Stock, including the shares offered hereby, are fully paid and nonassessable. The transfer agent and registrar for the Common Stock is Norwest Bank Minnesota, N.A. Each share of Common Stock also includes, and each share offered hereby will include, a right to purchase certain Preferred Stock. See "Rights to Purchase Preferred Stock" below.

     The foregoing description of the material terms of the Common Stock does not purport to be complete and is qualified in its entirety by reference to Article Fourth of Norwest's Certificate of Incorporation.

RIGHTS TO PURCHASE PREFERRED STOCK


     Each share of Common Stock, including the shares being offered hereby, is accompanied by one preferred share purchase right (collectively, the "Rights"). Once exercisable, each Right entitles the registered holder to purchase one four-hundredth of a share of Norwest's Series A Junior Participating Preferred Stock, without par value (collectively, the "Junior Preferred Shares"). Until a Right is exercised, the holder of a Right, as such, will have no rights as a stockholder of Norwest including, without limitation, the right to vote or receive dividends.

     The Rights trade automatically with shares of Common Stock and become exercisable only under the circumstances described below. The Rights are designed to protect the interests of Norwest and its stockholders against coercive takeover tactics. The purpose of the Rights is to encourage potential acquirors to negotiate with Norwest's Board of Directors prior to attempting a takeover and to give the Board leverage in negotiating on behalf of all stockholders the terms of any proposed takeover. The Rights may, but are not intended to, deter takeover proposals.

     Junior Preferred Shares purchasable upon exercise of the Rights will rank junior to all other series of Preferred Stock and will not be redeemable. Each Junior Preferred Share will, subject to the rights of senior securities of Norwest, be entitled to a preferential cumulative quarterly dividend payment equal to the greater of $1.00 per share or, subject to certain adjustments, 400 times the dividend declared per share of Common Stock. Upon liquidation of Norwest, the holders of the Junior Preferred Shares will, subject to the rights of such senior securities, be entitled to a preferential liquidation payment equal to the greater of $400 per share plus all accrued and unpaid dividends or 400 times the payment made per share of Common Stock. Finally, in the event of any merger, consolidation or other transaction in which shares of Common Stock are exchanged, each Junior Preferred Share will, subject to the rights of such senior securities, be entitled to receive 400 times the amount received per share of Common Stock. These rights of the Junior Preferred Shares are protected by customary antidilution provisions. Each Junior Preferred Share will have 400 votes, voting together with the Common Stock.

     The purchase price for each one one-hundredth of a Junior Preferred Share is $175.00. The purchase price is subject to adjustment upon the occurrence of certain events, including stock dividends on the Junior Preferred Shares or issuance of warrants for, or securities convertible on certain terms into, Junior Preferred Shares. The number of Rights outstanding and the number of Junior Preferred Shares issuable upon the exercise of the Rights are subject to adjustment in the event of a stock split of, or a stock dividend on, the Common Stock.

     The Rights will become exercisable only if a person or group acquires or announces an offer to acquire 25% or more of the outstanding shares of the Common Stock. This triggering percentage may be reduced to no less than 15% by the Board of Directors prior to the time the Rights become exercisable. The Rights have certain additional features that will be triggered upon the occurrence of specified events:

     (1) If a person or group acquires at least the triggering percentage of the Common Stock, the Rights permit holders of the Rights, other than such person or group, to acquire the Common Stock at 50% of market value. However, this feature will not apply if a person or group which owns less than the triggering percentage acquires at least 85% of the outstanding shares of Common Stock pursuant to a cash tender offer for 100% of the outstanding Common Stock.

     (2) After a person or group acquires at least the triggering percentage and before the acquiror owns 50% of the outstanding shares of Common Stock, the Board of Directors may exchange each Right, other than Rights owned by such acquiror, for one share of Common Stock or one four-hundredth of a Junior Preferred Share.

     (3) In the event of certain business combinations involving Norwest or the sale of 50% or more of the assets or earning power of Norwest, the Rights permit holders of the Rights to purchase the stock of the acquiror at 50% of market value.

     At any time prior to the acquisition by a person or group of the triggering percentage or more of the outstanding shares of Common Stock, the Board of Directors may redeem the Rights in whole, but not in part, at a price of $.0025 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time, on such basis, and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only remaining right of the holders of Rights will be to receive the Redemption Price.

     The Rights will expire on November 23, 1998, unless extended or earlier redeemed by Norwest. Generally, the terms of the Rights may be amended by the Board of Directors without the consent of the holders of the Rights.

     The foregoing description of the material terms of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement and related Certificates of Adjustment dated July 21, 1989 and June 28, 1993.

                                 LEGAL OPINION


     A legal opinion to the effect that the shares of Norwest's Common Stock offered hereby were validly issued and fully paid and nonassessable has been rendered by Stanley S. Stroup, Executive Vice President and General Counsel of Norwest. At September 30, 1995, Mr. Stroup was the owner of approximately 108,607 shares and held options to acquire 327,410 additional shares of Norwest's Common Stock.

                                    EXPERTS

     The consolidated financial statements of Norwest and subsidiaries as of December 31, 1993 and 1994, and for each of the years in the three-year period ended December 31, 1994, incorporated by reference herein, have been incorporated herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following is an estimate, subject to future contingencies, of the expenses to be incurred by Norwest Corporation ("Norwest") in connection with distribution of the securities being registered:

     Registration Fee                 $ 4,446.05
     Legal Fees and Expenses            8,000.00
     Accounting Fees and Expenses       3,500.00
     Blue Sky Fees and Expenses         3,000.00
     Miscellaneous                      1,200.00
                                      ----------
          Total                       $20,146.05

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law authorizes indemnification of directors and officers of a Delaware corporation under certain circumstances against expenses, judgments and the like in connection with an action, suit or proceeding. Article Fourteenth of the Certificate of Incorporation of Norwest provides for broad indemnification of directors and officers of Norwest.

ITEM 16.  EXHIBITS

3.1 -- Restated Certificate of Incorporation (As Amended) (incorporated herein by reference to Exhibit 3(b) to Norwest's Current Report on Form 8-K dated June 28, 1993).

3.1.1 -- Certificate of Designation of powers, preferences, and rights of Norwest's ESOP Cumulative Preferred Stock (incorporated herein by reference to Exhibit 4 to Norwest's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994).

3.1.2 -- Certificate of Designation of powers, preferences, and rights of Norwest Cumulative Tracking Preferred Stock (incorporated by reference to Exhibit 3 to Norwest's Current Report on Form 8-K dated January 9,
          1995).

3.1.3. -- Certificate of Designation of powers, preferences, and rights of Norwest's 1995 ESOP Cumulative Preferred Stock (incorporated herein by reference to Exhibit 4 to Norwest's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995).

3.1.4 -- Certificate of Amendment to Certificate of Incorporation (incorporated herein by reference to Exhibit 3 to Norwest's Current Report on Form 8-K dated July 3, 1995).

3.1.5 -- Certificate Eliminating the Certificate of Designations with respect to the Cumulative Convertible Preferred Stock, Series B (incorporated herein by reference to Exhibit 2 to Norwest's Current Report on Form 8-K dated November 1, 1995).

3.2 -- Bylaws of Norwest, as amended (incorporated herein by reference to Exhibit 4(c) to Norwest's Quarterly Report on Form 10-Q for the quarter ended March 31, 1991).

4      -- Rights Agreement, dated as of November 22, 1988, between Norwest and
          Citibank, N.A., (incorporated herein by reference to Exhibit 1 to Norwest's Form 8-A filed on December 6, 1988).

4.1 -- Certificate of Adjustment dated July 21, 1989 to Rights Agreement (incorporated herein by reference to Exhibit 3 to Norwest's Form 8 dated July 21, 1989).

4.2 -- Certificate of Adjustment dated June 28, 1993, to Rights Agreement (incorporated by reference to Exhibit 4 to Norwest's Form 8-A/A dated June 29, 1993).

5      -- Opinion of Stanley S. Stroup, General Counsel to Norwest.

10.1 -- Investment Agreement dated as of July 31, 1995 among Norwest, Ray Ellison Trust Number One, John H. (Jack) Willome, Jack E. Biegler, and Jack Robinson.

10.2 -- Tax Indemnification Agreement dated as of July 31, 1995 among Norwest, Ray Ellison Trust Number One, John H. (Jack) Willome, Jack E. Biegler, and Jack Robinson.

10.3   -- Escrow Agreement dated as of July 31, 1995 among Norwest, Ray
          Ellison Trust Number One, John H. (Jack) Willome, Jack E. Biegler, and Jack Robinson.

23.1 -- Consent of General Counsel of Norwest (included as part of Exhibit 5 filed herewith).

23.2 -- Consent of KPMG Peat Marwick LLP (relating to financial statements of Norwest).

24     -- Powers of Attorney.

ITEM 17.  UNDERTAKINGS

     (a) The undersigned Norwest hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to (i) include any prospectus required by section 10(a)(3) of the Securities Act of 1933, (ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, and (iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by Norwest pursuant to Section 13 or 15(d) or the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (b) The undersigned Norwest hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned Norwest hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (d) The undersigned Norwest hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Norwest pursuant to the foregoing provisions, or otherwise, Norwest has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Norwest of expenses incurred or paid by a director, officer or controlling person of Norwest in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, on the 22nd day of December, 1995

                                    NORWEST CORPORATION

                                    By /s/ Richard M. Kovacevich
                                       --------------------------
                                       Richard M. Kovacevich
                                       President and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on the 22nd day of December, 1995, by the following persons in the capacities indicated:

 /s/ Richard M. Kovacevich           President and Chief Executive Officer
 ---------------------------          (Principal Executive Officer)*
     Richard M. Kovacevich

    /s/   John T. Thornton           Executive Vice President and Chief
 -------------------------             Financial Officer
     John T. Thornton                 (Principal Financial Officer)

    /s/   Michael A. Graf            Senior Vice President and Controller
 ------------------------             (Principal Accounting Officer)
     Michael A. Graf

DAVID A. CHRISTENSEN       )
GERALD J. FORD             )
PIERSON M. GRIEVE          )
CHARLES M. HARPER          )
WILLIAM A. HODDER          )
LLOYD P. JOHNSON           )
REATHA CLARK KING          )
RICHARD M. KOVACEVICH      )    A majority of the Board of Directors*
RICHARD S. LEVITT          )
CYNTHIA H. MILLIGAN        )
IAN M. ROLLAND             )
STEPHEN E. WATSON          )
MICHAEL W. WRIGHT          )

*Richard M. Kovacevich, by signing his name hereto, does hereby sign this document on behalf of each of the directors named above pursuant to powers of attorney duly executed by such other persons.

                                       /s/ Richard M. Kovacevich
                                       -----------------------------
                                           Richard M. Kovacevich
                                           Attorney-in-Fact

                               INDEX TO EXHIBITS


EXHIBIT                                                        FORM OF
NUMBER               DESCRIPTION                               FILING
------               -----------                               --------

3.1    -- Restated Certificate of Incorporation (As Amended)
          (incorporated herein by reference to Exhibit 3(b) to Norwest's Current Report on Form 8-K dated
          June 28, 1993.

3.1.1 -- Certificate of Designations of Powers, Preferences, and Rights relating to Norwest's ESOP Cumulative Preferred Stock (incorporated herein by reference to Exhibit 4 to Norwest's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994.

3.1.2 -- Certificate of Designations of Powers, Preferences, and Rights of Norwest Cumulative Tracking Preferred
          Stock (incorporated by reference to Exhibit 3 to Norwest's Current Report on Form 8-K dated
          January 9, 1995).

3.1.3. -- Certificate of Designation of powers, preferences, and rights of Norwest's 1995 ESOP Cumulative Preferred Stock (incorporated herein by reference to Exhibit 4 to Norwest's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995).

3.1.4  -- Certificate of Amendment to Certificate of
          Incorporation (incorporated herein by reference to Exhibit 3 to Norwest's Current Report on Form
          8-K dated July 3, 1995).

3.1.5. -- Certificate Eliminating the Certificate of
          Designations with respect to the Cumulative
          Convertible Preferred Stock, Series B (incorporated herein by reference to Exhibit 2 to Norwest's
          Current Report on Form 8-K dated November 1, 1995).

3.2 -- Bylaws of Norwest, as amended (incorporated herein by reference to Exhibit 4(c) to Norwest's Quarterly
          Report on Form 10-Q for the quarter ended
          March 31, 1991).

4      -- Rights Agreement, dated as of November 22, 1988,
          between Norwest and Citibank, N.A., (incorporated herein by reference to Exhibit 1 to Norwest's Form
          8-A filed on December 6, 1988).

4.1    -- Certificate of Adjustment dated July 21, 1989 to
          Rights Agreement (incorporated herein by reference to Exhibit 3 to Norwest's Form 8 dated July 21,
          1989).

EXHIBIT                                                         FORM OF
NUMBER                     DESCRIPTION                          FILING
-------                    -----------                          -------

4.2    -- Certificate of Adjustment dated June 28, 1993, to
          Rights Agreement (incorporated by reference to Exhibit 4 to Norwest's Form 8-A/A dated
          June 29, 1993).


5      -- Opinion of Stanley S. Stroup, General Counsel to         **
          Norwest.

10.1   -- Investment Agreement dated as of July 31, 1995           **
          among Norwest, Ray Ellison Trust Number One,
          John H. (Jack) Willome, Jack E. Biegler, and
          Jack Robinson.

10.2   -- Tax Indemnification Agreement dated as of July           **
          31, 1995 among Norwest, Ray Ellison Trust Number
          One, John H. (Jack) Willome, Jack E. Biegler, and Jack Robinson.

10.3   -- Escrow Agreement dated dated as of July 31, 1995         **
          among Norwest, Ray Ellison Trust Number One,
          John H. (Jack) Willome, Jack E. Biegler, and
          Jack Robinson.

23.1   -- Consent of General Counsel of Norwest (included          **
          as part of Exhibit 5 filed herewith).

23.2   -- Consent of KPMG Peat Marwick LLP (relating to            **
          financial statements of Norwest).

24     -- Powers of Attorney.                                      **


-------------
*Parenthetical references to exhibits in the description of Exhibits 3.1, 3.1.1, 3.1.2, 3.1.3, 3.1.4, 3.1.5, 3.2, 4, 4.1, and 4.2 are incorporated by reference from such exhibits to the indicated reports of Norwest filed with the Securities and Exchange Commission under File No. 1-2979.


**Previously filed by electronic transmission